EXHIBIT 99.1

KBR

601 Jefferson St. • Houston, Texas 77002
Phone 713.753.3011 • Fax 713.753.5353

FOR IMMEDIATE RELEASE	Contact:	Rob Kukla, Jr.
May 4, 2007	Director, Investor Relations
713-753-5082

Heather Browne
Director, Communications
713-753-3775

KBR ANNOUNCES FIRST QUARTER RESULTS
$0.17 first quarter 2007 net income per diluted share

HOUSTON, Texas - KBR (NYSE:KBR) announced today that income from continuing operations was $30 million, or $0.18 per diluted share, compared to income from continuing operations of $20 million, or $0.15 per diluted share, in the first quarter of 2006. Net income was $28 million, or $0.17 per diluted share, in the first quarter of 2007, which included a loss from discontinued operations of $2 million, or $0.01 per diluted share, related to settlement of matters from the second quarter 2006 sale of Production Services Group. This compares to net income for the first quarter of 2006 of $26 million, or $0.19 per diluted share, which included income from discontinued operations of $6 million, or $0.04 per diluted share, related to the Production Services Group.

Consolidated revenue in the first quarter of 2007 was $2.3 billion and slightly higher than consolidated revenues of $2.2 billion in the first quarter of 2006.

Consolidated operating income was $62 million in the first quarter of 2007 compared to $60 million in the first quarter of 2006, a 3% increase. Operating income in the first quarter of 2007 included a $20 million charge related to the Brown & Root-Condor Spa (BRC) joint venture in Algeria, of which $18 million was an impairment on KBR’s net investment of this joint venture. Operating income in the first quarter of 2006 included a $26 million impairment charge on the Alice Springs-Darwin railroad project.

“With the separation from Halliburton now complete, I look forward to KBR’s future with great optimism as KBR is now able to devote its full focus toward delivering the highest quality engineering, construction, and services projects to our industrial, governmental, and military customers. I am particularly excited with our prospects in all our businesses as we drive towards improvement in our existing product and service offerings as well as seek to expand our legacy logistics, industrial services, domestic construction, and off-shore business pursuits,” said Bill Utt, Chairman, President, and Chief Executive Officer of KBR.

2007 First Quarter Segment Results

During the first quarter of 2007, KBR redefined its reportable segments resulting in the Government and Infrastructure, Energy and Chemicals, and Ventures segments. The newly formed Ventures segment develops, finances, and manages assets in which KBR takes an equity position typically as part of special purpose project companies. These assets are the result of projects in which the Government and Infrastructure or Energy and Chemicals segment has a direct role in the engineering, construction, technology supply, and/or operations and maintenance. Ventures’ operations were previously reported as part of the Government and Infrastructure and Energy and Chemicals segment operations.

Energy and Chemicals operating income was $13 million in the first quarter of 2007 compared to operating income of $44 million in the first quarter of 2006. The decrease in operating income is largely due to a $20 million charge related to the BRC joint venture in Algeria in the first quarter of 2007 and a positive contribution to operating income in the first quarter of 2006 resulting from the financial close of an ammonia plant in Egypt. Partially offsetting the decrease were positive contributions from certain gas monetization projects including Pearl GTL, Tangguh LNG, and NLNGSevenPlus in the first quarter of 2007.

In regards to the 50%-owned GTL project in Escravos, Nigeria, no charges were taken in the first quarter of 2007, although an additional $63 million in projected cost and revenue increases for the project were identified. We, our joint venture partner, and the project owner continue to have an active and ongoing discussion to find an optimal way to execute the project, respecting the interests of all parties.

Government and Infrastructure operating income for the first quarter of 2007 was $55 million compared to operating income of $52 million in the first quarter of 2006. The increase was primarily due to an increase in Iraq related income.

Ventures operating loss for the first quarter of 2007 was $6 million compared to operating loss of $36 million in the first quarter of 2006. The operating loss in the first quarter of 2006 was primarily driven by a $26 million impairment charge on the Alice Springs-Darwin railroad project in Australia.

Significant Achievements and Awards

•
On February 26, 2007, Halliburton’s board of directors approved a plan under which Halliburton would dispose of its remaining interest in KBR through a tax-free exchange with Halliburton’s stock holders pursuant to an exchange offer. On March 2, 2007, KBR filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 with respect to the terms and conditions of the exchange offer. On April 5, 2007, the separation was completed by exchanging the 135,627,000 shares of KBR owned by Halliburton for shares of Halliburton common stock tendered by Halliburton stockholders and accepted by Halliburton pursuant to the terms of the exchange offer commenced by Halliburton on March 2, 2007. The closing exchange offer resulted in KBR becoming an independent, publicly traded company.

•
The joint venture team of KBR, JGC, Technip, and Snamprogetti, recently executed the contract with Nigeria LNG Limited (NLNG) for the preparation of project specification/front end engineering and design for the plant expansion plans by Nigeria LNG termed the “NLNGSevenPlus” Project. The project is to be constructed at Bonny Island, Nigeria. Upon completion, the NLNG Train Seven will be the largest LNG train in the world.

KBR is a global engineering, construction, and services company supporting the energy, petrochemicals, government services, and civil infrastructure sectors. We offer our wide range of services through our Energy and Chemicals (E&C), Government and Infrastructure (G&I), and Ventures business segments.

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NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance and backlog information, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the enforceability of our indemnities from Halliburton Company; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates, performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR's Annual Report on Form 10-K dated February 28, 2007, final prospectus for its exchange offer dated March 27, 2007, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect the business, results of operations and financial condition. KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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KBR, Inc.
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended March 31		Three Months Ended December 31
	2007	2006	2006
Revenue:
Energy and Chemicals	$576	$541	$688
Government and Infrastructure	1,681	1,741	1,827
Ventures(a)	(6)	(36)	(6)
Total revenue	$2,251	$2,246	$2,509
Operating income :
Energy and Chemicals	13	44	60
Government and Infrastructure	55	52	68
Ventures(a)	(6)	(36)	(7)
Total operating income(b)	$62	$60	$121
Interest income (expense), net	13	(14)	14
Foreign currency gain (loss), net	(3)	5	(2)
Income from continuing operations before income taxes and minority interest	72	51	133
Provision for income taxes	(32)	(26)	(65)
Minority interest in net income of subsidiaries	(10)	(5)	(25)
Income from continuing operations	30	20	43
Income (loss) from discontinued operations, net	(2)	6	-
Net income	$28	$26	$43
Basic income (loss) per share:
Continuing operations	$0.18	$0.15	$0.28
Discontinued operations, net	(0.01)	0.04	-
Net income per share	$0.17	$0.19	$0.28
Diluted income (loss) per share:
Continuing operations	$0.18	$0.15	$0.28
Discontinued operations, net	(0.01)	0.04	-
Net income per share	$0.17	$0.19	$0.28
Basic weighted average shares outstanding (c)	168	136	152
Diluted weighted average shares outstanding(c)	168	136	152

(a)
Ventures segment operations generally relate to investments in less-than-50%-owned unconsolidated entities which are accounted for using the equity method. Accordingly, our revenue equals our share of the net income or loss of these entities.

(b)	General and administrative expenses included in operating income were $29 million, $17 million, and $35 million for the three months ended March 31, 2007 and 2006 and December 31, 2006, respectively.

(c)	The increase in weighted average shares outstanding from the first quarter 2006 to the fourth quarter 2006 related to the initial public offering of shares during November 2006.

See Footnote Table 1 for a list of significant items included in operating income.

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KBR, Inc.
Condensed Consolidated Balance Sheets
(In millions except share data)
(Unaudited)

	March 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and equivalents	$1,287	$1,461
Receivables:
Notes and accounts receivable (less allowance for bad debts of $60 and $57)	1,044	823
Unbilled receivables on uncompleted contracts	1,266	1,222
Total receivables	2,310	2,045
Deferred income taxes	138	120
Other current assets	259	272
Total current assets	3,994	3,898
Property, plant, and equipment, net of accumulated depreciation of $372 and $360	491	492
Goodwill	289	289
Equity in and advances to related companies	246	296
Noncurrent deferred income taxes	181	188
Unbilled receivables on uncompleted contracts	194	194
Other assets	50	57
Total assets	$5,445	$5,414
Liabilities, Minority Interest and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,177	$1,276
Due to Halliburton, net	29	152
Advanced billings on uncompleted contracts	1,094	903
Reserve for estimated losses on uncompleted contracts	151	184
Accrued employee compensation and benefits	293	269
Current maturities of long-term debt	15	18
Other current liabilities	179	181
Total current liabilities	2,938	2,983
Employee compensation and benefits	406	412
Long-term debt	1	2
Other liabilities	153	155
Income tax payable - non current	70	-
Noncurrent deferred tax liability	32	33
Total liabilities	3,600	3,585
Minority interest in consolidated subsidiaries	28	35
Shareholders’ equity and accumulated other comprehensive loss:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common shares, $0.001 par value, 300,000,000 shares authorized, 167,772,410 issued and outstanding	-	-
Paid-in capital in excess of par value	2,060	2,058
Accumulated other comprehensive loss	(288)	(291)
Retained earnings	45	27
Total shareholders’ equity and accumulated other comprehensive loss	1,817	1,794
Total liabilities, minority interest, shareholders’ equity and accumulated other comprehensive loss	$5,445	$5,414

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KBR, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Cash flows from operating activities:
Net income	$28	$26
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	13	11
Distribution from (to) related companies, net of equity in earnings (losses)	33	(21)
Deferred income taxes	3	31
Gain on sale of assets, net	-	1
Impairment of equity method investments	18	26
Other	19	(13)
Changes in operating assets and liabilities:
Receivables	(223)	(124)
Unbilled receivables on uncompleted contracts	(48)	109
Accounts payable	(84)	(326)
Advanced billings on uncompleted contracts	197	79
Accrued employee compensation and benefits	24	(73)
Reserve for loss on uncompleted contracts	(32)	(2)
Other assets	9	(136)
Other liabilities	40	26
Total cash flows used in operating activities	(3)	(386)
Cash flows from investing activities:
Capital expenditures	(12)	(22)
Other investing activities	(1)	-
Total cash flows used in investing activities	(13)	(22)
Cash flows from financing activities:
Payments to (from) Halliburton, net	(123)	383
Payments on long-term borrowings	(5)	(4)
Payment of dividends to minority shareholders	(14)	(4)
Total cash flows provided by (used in) financing activities	(142)	375
Effect of exchange rate changes on cash	(16)	5
Decrease in cash and equivalents	(174)	(28)
Cash and equivalents at beginning of period	1,461	394
Cash and equivalents at end of period	$1,287	$366

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KBR, Inc.
Revenue and Operating Results by Operating Unit
(In millions)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2007	2006	2006
Revenue:
E&C—Gas Monetization Projects	$257	$165	$302
E&C—Offshore Projects	61	89	66
E&C—Other	258	287	320
Total Energy and Chemicals	576	541	688
G&I—Middle East Operations	1,142	1,194	1,310
G&I—DML Shipyard Operations	224	190	221
G&I—Other	315	357	296
Total Government and Infrastructure	1,681	1,741	1,827
Ventures	(6)	(36)	(6)
Total revenue	$2,251	$2,246	$2,509

Operating Income (loss):
E&C—Gas Monetization Projects	$6	$5	$21
E&C—Offshore Projects	2	(9)	15
E&C—Other	5	48	24
Total Energy and Chemicals	13	44	60
G&I—Middle East Operations	29	29	40
G&I—DML Shipyard Operations	14	15	29
G&I—Other	12	8	(1)
Total Government and Infrastructure	55	52	68
Ventures	(6)	(36)	(7)
Total operating income	$62	$60	$121

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KBR, Inc.
Backlog Information
(Millions of dollars)
(Unaudited)

	March 31,	December 31,
	2007	2006
Backlog(a):
E&C-Gas Monetization Projects	$3,517	$3,883
E&C-Offshore Projects	150	130
E&C-Other	1,132	1,700
Total Energy and Chemicals	4,799	5,713
G&I-Middle East Operations	2,543	3,066
G&I-DML Shipyard Operations	1,220	1,079
G&I-Other	2,773	2,998
Total Government and Infrastructure(b)	6,536	7,143
Ventures	628	660
Total backlog for continuing operations	$11,963	$13,516

(a)
Backlog is presented differently depending on if the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog related to projects accounted for under the equity method of accounting is presented as KBR’s share of the expected future revenue from the project. In the Energy & Chemicals division, approximately $2.5 billion of the backlog as of March 31, 2007 related to consolidated projects and approximately $1.1 billion related to projects accounted for under the equity method. As of March 31, 2007, the Government & Infrastructure division’s backlog included approximately $1.3 billion related to consolidated projects and approximately $1.9 billion related to projects accounted for under the equity method. As of March 31, 2007, all the Ventures division’s backlog of approximately $628 million relates to projects accounted for under the equity method.

(b)
The Government and Infrastructure segment backlog from continuing operations includes backlog attributable to firm orders in the amount of $6.1 billion and $5.0 billion as of March 31, 2007 and December 31, 2006, respectively. The Ventures backlog from continuing operations includes backlog attributable to firm orders in the amount of $628 million and $660 million as of March 31, 2007 and December 31, 2006, respectively. Government and Infrastructure backlog attributable to unfunded orders was $472 million and $2.1 billion as of March 31, 2007 and December 31, 2006, respectively.

FOOTNOTE TABLE 1

KBR, Inc.
Items included in Operating Income by Operating Segment
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended		Three Months Ended
	March 31, 2007		March 31, 2006		December 31, 2006
	Operating	After Tax	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share	Income	per Share
Energy and Chemicals: BRC charges (a)	$(20)	$(0.11)	$-	$-	$-	$-
Ventures: Railroad impairment charge	$-	$-	$(26)	$(0.19)	$-	$-

(a) Of the $20 million BRC charges, $18 million is related to an impairment on our net investment in BRC and $2 million related to account receivables written off during the quarter.

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